UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2025
FASTLY, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38897	27-5411834
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

475 Brannan Street, Suite 300
San Francisco, CA 94107
(Address of principal executive offices) (Zip code)
(844) 432-7859
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00002 par value	“FSLY”	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer
On June 13, 2025, Todd Nightingale, Chief Executive Officer of Fastly, Inc. (the “Company”), notified the Company of his resignation as Chief Executive Officer and President to pursue another opportunity. The date of Mr. Nightingale’s resignation as Chief Executive Officer and President is June 16, 2025 (the “Effective Date”). Mr. Nightingale will serve as an advisor to the Company until June 30, 2025. Mr. Nightingale has also resigned as a director on the Company’s board of directors (the “Board”) as of the Effective Date. Mr. Nightingale’s resignation is not due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

Appointment of Chief Executive Officer
On June 14, 2025, the Company appointed Charles (“Kip”) Compton, the Company’s current Chief Product Officer, to serve as the Company’s Chief Executive Officer and as a Class I member of the Board with a term expiring at the Company’s 2026 annual meeting of stockholders, effective as of the Effective Date.

Mr. Compton, age 53, joined Fastly in January 2024 as Chief Product Officer. Prior to joining Fastly, Mr. Compton served as the Senior Vice President of Strategy & Business Development of the Cisco Networking business from 2020 to August 2023, where he led teams responsible for strategy, portfolio management, investments and acquisitions. Prior to that, he held various roles at Cisco since January 2006. Mr. Compton brings more than 25 years of senior leadership experience driving innovation in cloud, video, Internet of Things (IoT) and networking. He has a long and proven track record of growing teams and businesses, including creating partnerships and investments to drive growth and open new markets. Mr. Compton holds both a Bachelor of Science degree in Computer Science and Engineering and a Master’s degree in Electrical Engineering and Computer Science from Massachusetts Institute of Technology and an MBA from The Wharton School of the University of Pennsylvania.

In connection with his appointment, on June 13, 2025, Mr. Compton entered into a letter agreement with the Company (the “Offer Letter”), providing for an annual base salary of $500,000 and an equity award having an aggregate value of $5,000,000, determined in accordance with Company policy but using a minimum conversion value of $9 per share, that covers shares of the Company’s Class A common stock, 50% of which will be comprised of restricted stock units (“RSUs”), 35% of which will be comprised of performance stock units (“PSUs”) that vest based on the achievement of financial metrics and 15% of which will be comprised of PSUs that vest based on the achievement of total stockholder return relative to the Company’s peer group. Such RSUs and PSUs will be issued pursuant to the Company’s 2019 Equity Incentive Plan. Mr. Compton is eligible for an annual performance-based bonus, with a target amount equal to $500,000, pursuant to the Company’s bonus plan. Pursuant to the terms of the Company’s 2025 Bonus Plan, as previously approved by the Board, Mr. Compton will be eligible to receive a pro-rated bonus for 2025 performance with a target amount of $500,000, payable in the form of RSUs. Mr. Compton will be eligible to participate in the Company’s Executive Change in Control and Severance Benefit Plan, a copy of which was filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Registration Statement on Form S-1 filed with the SEC on May 6, 2019, subject to certain adjustments described in the Offer Letter.

The foregoing description of the Offer Letter with Mr. Compton is qualified in its entirety by reference to the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. Mr. Compton will also enter into an indemnification agreement with the Company in the form previously approved by the Board and filed with the SEC.

There are no arrangements or understandings between Mr. Compton and any other person pursuant to which Mr. Compton was appointed as Chief Executive Officer and there are no family relationships between Mr. Compton and any director or other executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The press release announcing Mr. Compton’s appointment as the Chief Executive Officer and a director of the Company is attached hereto as Exhibit 99.1 and is filed herewith.

Item 7.01 Regulation FD Disclosure

On June 16, 2025, the Company issued a press release relating to the announcement described in Item 5.02 and reaffirming its second quarter and full year 2025 financial guidance as set forth in the first quarter earnings release dated May 7, 2025. A copy of the press release is being furnished as Exhibit 99.1 pursuant to Item 7.01 of Form 8-K and the information included therein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section, and shall not be or be deemed to be incorporated by reference into any filing under the Securities Act of 1933, or the Exchange Act, regardless of any general incorporation language in such filing.

 Item 9.01     Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Exhibit Description
10.1	Offer Letter by and between Fastly, Inc. and Kip Compton, dated June 13, 2025.
99.1	Press Release dated June 16, 2025.
104	Cover page Interactive Data File, formatted in inline XBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTLY, INC.

Dated:	June 16, 2025	By:	/s/ Ronald W. Kisling
Ronald W. Kisling
Chief Financial Officer